EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-92326, 333-117148 and 333-118728) of Motient Corporation and
Subsidiaries of our report dated April 29, 2005, with respect to Motient Corporation's management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A Amendment No. 1 of Motient Corporation and Subsidiaries for the year ended December 31, 2004.

/s/ Friedman LLP

East Hanover, New Jersey
April 29, 2005